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                                                                 EXHIBIT 10.48


                                                               September 6, 1996





Lake Management LDC


    Re:  Letter Agreement Amending Offshore Debenture Securities
         Subscription Agreements and Convertible Debentures Issued
         Thereunder


Dear Lake Management:

  Reference is hereby made to that certain Offshore Debenture Securities Subscription Agreement dated March 18, 1996 (the "Lake Subscription Agreement") by and between Brassie Golf Corporation ("Brassie") and Lake Management LDC ("Lake"), pursuant to which Brassie issued to Lake a Debenture in the original principal amount of $1,000,000 convertible into shares of common stock ("Common Stock") of Brassie (the "Debenture").

  On September 4, 1996, Lake filed an action against Brassie in the Court of Chancery of the State of Delaware in and for Newcastle County, CA No. 15200 NC (the "Lawsuit") alleging a breach by Brassie of the terms of the Debentures. Brassie and Lake hereby agree as follows:

  1. Within three (3) business days of the date hereof, Lake Management LDC shall dismiss, without prejudice the Lawsuit. Lake agrees that it shall not reinstate the Lawsuit except upon (i) the filing of a lawsuit or cause of action by Brassie against Lake, or (ii) upon any breach or failure to timely perform all agreements and covenants by Brassie of the terms of (I) this Letter Agreement or (II) the Lake Subscription Agreement, or the Debenture from and after the date hereof, as such documents are amended hereby.

  2. Brassie hereby agrees to deliver to Lake 1,104,135 shares of Common Stock (the "Current Shares"), without restrictive legend, for arrival the morning of September 6, 1996. Brassie and Lake hereby agree that upon delivery of the Current Shares, $233,082.90 of the principal balance and all of accrued and unpaid interest on such sum due and owing under the Debenture shall be deemed paid and/or forgiven. Brassie and Lake hereby agree that the remaining unpaid balance of the Debenture, following delivery of the Current Shares as provided herein, is $566,917.10.





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    3.   Contemporaneous with or immediately preceding or following execution of this Letter Agreement, Brassie shall enter into letter agreements (the "Other Agreements") on terms substantially similar to the terms of this Letter
Agreement with (i) Infinity Investors Ltd., and (ii) Flurina Development S.A., each of which acquired convertible debentures from Brassie on terms substantially similar to the terms of the Debenture.

    4.   Brassie and Lake hereby amend the terms of the Debenture as follows:

         a. Brassie shall not have the option to cause the automatic conversion of any portion of the Debenture into shares of Common Stock prior to February 1, 1997.

         b. Infinity's right to convert the remaining balance due and owing on the Debenture into shares of Common Stock (the "New Shares") shall be limited as follows:

        i) No portion of the Debenture shall be convertible into New Shares prior to October 4, 1996;

        ii) Between October 4, 1996 and December 18, 1996 (the "Limitation Period"), Lake may convert a portion of the Debenture, from time to time, such that the New Shares issued to Lake during the Limitation Period do not exceed 0.82% during any 30 day period from the date hereof, or 2.46% in the aggregate, of the issued and outstanding shares of Common Stock of Brassie after giving effect to the conversion (subject to adjustment for reorganizations, stock splits and related transactions) (the "Conversion Limitation"); provided, the Conversion Limitation shall not apply if the closing bid price of the Common Stock of Brassie for five (5) NASDAQ Trading Days immediately preceding the date of receipt via telecopy by Brassie from Lake of a Notice of Conversion (the "Average Trading Price") exceeds seventy five cents ($.75) per share, net of any discount;

        iii) After the Limitation Period, the Debenture shall be convertible in whole or in part at any time by Lake;

        iv) The conversion price at which the Debenture is convertible into New Shares (the "Conversion Price") shall be revised as follows:

              (a) during the Limitation Period, the Conversion Price shall be as follows: 1) if Lake's conversion is subject to the Conversion Limitation then the Conversion Price shall be the greater of (I) the product of seventy-five percent (75%) multiplied by the Average Trading Price or (II) fifty cents ($.50) per share; 2) if Lake's conversion is not subject to the Conversion Limitation then the Conversion Price shall be the greater of (I) the product of seventy- five percent (75%) multiplied by the Average Trading Price or (II) seventy-five cents ($.75) per share; and

              (b) following the Limitation Period, the Conversion Price shall be the product of seventy-five percent (75%) multiplied by the Average Trading Price.





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    5.   Lake hereby grants Brassie an option (the "Option") to acquire any New
Shares issued upon conversion of the Debentures as described in Section 4 above as follows:

         (i) Brassie must exercise the Option by oral or written notification to Lake by 3:30 pm Eastern Standard Time on the day of receipt of a Notice of Conversion (or the next business day, if such notice is not received prior to 1:00 pm Eastern Standard Time). Lake shall be entitled to rely on oral notification of exercise of the Option by any employee or agent of Brassie, and such oral notice shall be binding upon Brassie.

         (ii) The purchase price (the "Purchase Price") applicable to any New Shares acquired by Brassie from Lake upon exercise of the Option shall be the product of the Conversion Price multiplied by one hundred and thirty-three percent (133%).

         (iii) The Purchase Price shall be paid by wire transfer of funds from Brassie to Lake within one (1) business day of Brassie's exercise of the Option.


    6. Brassie hereby represents and warrants to Lake that, immediately following consummation of the transactions contemplated in this Letter Agreement and in the Other Agreements, Brassie will have at least 23,741,732 shares of issued and outstanding Common Stock. Brassie further covenants and agrees that, until the termination of the Limitation Period, Brassie shall not repurchase its Common Stock or otherwise enter into any transaction (including stock split, recapitalization or other transactions) which would cause a decrease in the number of its shares of Common Stock issued and outstanding other than (i) transactions that similarly decrease the number of shares of Common Stock into which the Debenture is convertible, (ii) repurchases of up to 4 million shares of Common Stock by Brassie and (iii) any New Shares repurchased by Brassie pursuant Section 5 above.

    7. Except as described in this Letter Agreement, the terms and provisions of the Lake Subscription Agreement and the Debenture are ratified and confirmed, and shall continue in full force and effect, including, without limitation, all covenants and obligations of Brassie and Lake thereunder.


    8. Brassie and Lake hereby each agree that, at any time and from time to time, it shall execute and deliver such further documents and do such further acts and things as the requesting party may reasonably request in order to fully effect the purposes of this Letter Agreement, including, without limitation, delivery by Lake to Brassie of the Debenture for reissuance by Brassie of a replacement Debenture reflecting the terms hereof in the principal sum of $566,917.10 (representing the remaining unpaid principal balance due and owing on the Debenture following delivery of the Current Shares as described herein). In connection therewith, Brassie and Infinity will consider, in good faith, converting the Debentures into a "book entry" accounting system during the Limitation Period with Brassie's stock transfer agent on mutually acceptable terms.





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  To evidence your agreement with the foregoing, please countersign this Letter
Agreement in the space provided below. This Letter Agreement my be executed in one or more counterparts and by facsimile signature.


                               Very truly yours,

                               BRASSIE GOLF CORPORATION

                               By:
                                   -----------------------------------
                               Title:
                                      --------------------------------

ACKNOWLEDGED AND AGREED TO:

LAKE MANAGEMENT LDC


By:
    --------------------------
Title:
       -----------------------




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